Exhibit 99.1

For Release July 16, 2014	Contact:
4:01 pm	Dave Mossberg
Three Part Advisors, LLC
Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

SECOND QUARTER 2014 RESULTS

Burlington, MA — July 16, 2014 — MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the second quarter and the six months ended June 30, 2014.

Quarterly Highlights:

•	Realized net income of $2.5 million or $0.17 per diluted share, unchanged from the same period last year;

•	Cash received from customers was $35.2 million or $2.39 per diluted share which represents an increase of 7.1% as compared to the same period last year;

•	Contract originations increased by 16.3% to $27.8 million as compared to the same period last year;

•	The Company approved over 410 new dealers and brokers for the quarter which represents an increase of 41.9% as compared to the same period last year; and

•	The Company paid a cash dividend of $0.07 per share.

Second Quarter Results:

Net income for the quarter ended June 30, 2014 was $2.5 million or $0.17 per diluted share based upon 14,716,626 shares outstanding. Net income in the second quarter of 2013 was also $2.5 million, or $0.17 per diluted share based upon 14,773,434 shares outstanding.

Revenue for the second quarter increased to $15.8 million compared to $15.7 million for the same period in 2013, driven primarily by growth in service contract revenues and rental income during the quarter. Revenue from leases was $10.1 million, down $0.2 million from the same period last year and rental income was $2.8 million, up $0.1 million as compared to the second quarter in 2013. Other revenue components contributed $2.9 million for the current quarter, up $0.3 million from the same period last year.

Total operating expenses for the current quarter declined slightly to $11.5 million as compared to $11.6 million in the second quarter of 2013. Selling, general and administrative expenses increased $0.2 million to $5.0 million due to increases in compensation related expenses. Headcount at June 30, 2014 was 166 as compared to 156 at the same date last year. The second quarter 2014 provision for credit losses decreased to $4.4 million from $4.7 million for the same period in 2013 primarily as a result of lower delinquent account balances. During the second quarter, net charge-offs increased to $4.5 million from $3.9 million in the same period in 2013. Depreciation and amortization expense increased $0.1 million to $1.4 million for the quarter due to an increase in the number of rental and service contracts currently being depreciated.

Cash received from customers in the second quarter increased 7.1% to $35.2 million compared to $32.8 million during the same period in 2013. Contract originations in the quarter increased 16.3% to $27.8 million as compared to $23.9 million in the same period last year.

Richard Latour, President and Chief Executive Officer said, “We are very pleased with our overall performance through the first six months of 2014. During this period, we have continued to see an increased demand for the products and services we offer. We realized a 15% increase in the number of lease applications processed for a total of 43,345 applications and a 19% increase in application dollars for a total of over $258 million. The number of contracts funded during the first half of 2014 increased to 10,422 representing $50.8 million which represents increases of approximately 13% and 16% over 2013 performance, respectively. In addition, cash received from customers continues to improve and increased approximately 9% to over $69 million. During the quarter, we also improved our technology platform through a complete revision of our TimePayment website which incorporates new functionality and features designed to improve the online experience for our vendors, brokers, and lessees.”

Year to Date Highlights:

•	Net income was $4.6 million or $0.31 per diluted share;

•	Cash received from customers was $69.8 million or $4.74 per diluted share which represents an increase of 9.2% as compared to the same period last year;

•	Contract originations increased 15.6% to $50.8 million as compared to the same period last year; and

•	The Company approved 748 new dealers and brokers year to date which represents an increase of 37.5% over the same period last year.

Year to Date Results:

For the six months ended June 30, 2014, net income was $4.6 million or $0.31 per diluted share based upon 14,733,928 shares outstanding, compared to net income of $4.7 million or $0.32 per diluted share based upon 14,782,523 shares outstanding for the same period in 2013.

Year to date revenue for the six months ended June 30, 2014 increased 1.7% to $31.5 million compared to $31.0 million during the same period in 2013. Revenue from leases was $20.3 million, down $0.3 million from the same period last year and rental income was $5.5 million, up $0.3 million from the prior period. Other revenue components contributed $5.7 million year to date, up $0.5 million from the same period last year. New contract originations year to date were $50.8 million compared to $43.9 million in the same period last year.

Total operating expenses for the six months ended June 30, 2014 increased 1.9% to $23.5 million versus $23.1 million for the same period last year. Selling, general and administrative expenses increased by 3.8% to $9.9 million primarily due to increases in compensation related expenses associated with increased headcount and an increase in bank servicing fees. The provision for credit losses decreased slightly to $9.4 million for the six months ended June 30, 2014, as compared to $9.6 million for the same period last year. Year to date net charge-offs increased to $10.3 million as compared to $8.1 million for the same period last year. Year to date cash from customers increased by 9.2% or $5.9 million to $69.8 million as compared to $63.9 million for the same period last year.

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$2,124	$2,246
Restricted cash	1,771	1,107
Net investment in leases:
Receivables due in installments	216,804	214,628
Estimated residual value	22,620	23,070
Initial direct costs	2,082	1,732
Less:
Advance lease payments and deposits	(2,986)	(3,010)
Unearned income	(58,398)	(58,772)
Allowance for credit losses	(14,483)	(15,379)

Net investment in leases	165,639	162,269

Investment in service contracts, net	2,565	2,058
Investment in rental contracts, net	1,086	1,059
Property and equipment, net	1,775	1,333
Other assets	2,887	2,980

Total assets	$177,847	$173,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
	June 30, 2014	December 31, 2013
Revolving line of credit	$80,243	$72,566
Accounts payable	3,725	2,993
Dividends payable	67	63
Other liabilities	1,826	2,272
Deferred income taxes	1,042	6,678

Total liabilities	86,903	84,572

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at June 30, 2014 and December 31, 2013	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,417,185 and 14,435,498 shares issued at June 30, 2014 and December 31, 2013, respectively	144	144
Additional paid-in capital	47,383	47,475
Retained earnings	43,417	40,861

Total stockholders’ equity	90,944	88,480

Total liabilities and stockholders’ equity	$177,847	$173,052

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Income on financing leases	$10,134	$10,359	$20,287	$20,563
Rental income	2,769	2,682	5,485	5,185
Income on service contracts	364	214	695	390
Loss and damage waiver fees	1,556	1,446	3,083	2,887
Service fees and other	975	973	1,946	1,944

Total revenues	15,798	15,674	31,496	30,969

Expenses:
Selling, general and administrative	5,048	4,841	9,868	9,503
Provision for credit losses	4,391	4,743	9,425	9,624
Depreciation and amortization	1,391	1,310	2,865	2,615
Interest	693	660	1,361	1,330

Total expenses	11,523	11,554	23,519	23,072

Income before provision for income taxes	4,275	4,120	7,977	7,897
Provision for income taxes	1,787	1,654	3,377	3,165

Net income	$2,488	$2,466	$4,600	$4,732

Net income per common share:
Basic	$0.17	$0.17	$0.32	$0.33

Diluted	$0.17	$0.17	$0.31	$0.32

Weighted-average shares:
Basic	14,417,185	14,478,802	14,425,715	14,487,061

Diluted	14,716,626	14,773,434	14,733,928	14,782,523

About the Company

MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.